Exhibit 4.25
EBITDAR-LINKED CONTINGENT VALUE RIGHT AGREEMENT
This EBITDAR-LINKED CONTINGENT VALUE RIGHT AGREEMENT, dated as of February 19, 2026 (as amended and supplemented from time to time, the “Agreement”), is entered into by and between Azul, S.A. (the “Issuer”), and the Qualifying Holder (as defined below).
WITNESSETH:
WHEREAS, on May 28, 2025, the Issuer and its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating chapter 11 cases jointly administered under Case No. 25-11176 under title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”);
WHEREAS, pursuant to the Issuer’s chapter 11 plan of reorganization [ECF No. 1031] (as amended or modified and supplemented, the “Plan”) and the order of the Bankruptcy Court [ECF No. 1090] entered on December 19, 2025 pursuant to section 1129 of the Bankruptcy Code, confirming the Plan (the “Confirmation Order”), the Issuer has agreed to issue an EBITDAR-linked contingent value right (as hereinafter described, the “EBITDAR-Linked CVR”) to the GUC Trustee on behalf of the GUC Trust and appointed pursuant to the GUC Trust Agreement (each as defined below) (together with any Permitted Transferees (as defined below), the “Qualifying Holder”);1
WHEREAS, the GUC Trustee shall, in accordance with the GUC Trust Agreement, administer and distribute the GUC Trust Assets, which includes the EBITDAR-Linked CVR, to general unsecured creditors that hold one or more Allowed General Unsecured Claims classified in Class 6 under the Plan that have made the GUC Trust Election and any assignees of one or more such Allowed General Unsecured Claims;
WHEREAS, as set forth in the Confirmation Order, the Issuer is issuing the EBITDAR-Linked CVR as set forth in the Plan pursuant to a settlement with the Official Committee of Unsecured Creditors (the “Committee,” and such settlement, the “Committee Settlement”), which was negotiated at arm’s length and in good faith by and between the Debtors, the Committee and the Secured Ad Hoc Group, and which constitutes a global settlement resolving the Committee’s potential claims related to prepetition transactions and any objections to the Plan, the Disclosure Statement and the Backstop Commitment Agreement;
WHEREAS, the EBITDAR-Linked CVR is a contract right representing a cash payment in respect of the EBITDAR-Linked CVR at a specified date, subject to and upon the terms and conditions set forth herein; and
NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the Plan referred to above, it is mutually covenanted and agreed, for the benefit of the Qualifying Holder, as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.

a)For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
1     In the event that that two or more parties become Qualifying Holders of the EBITDAR-Linked CVR pursuant to Section 2.2 hereof, the term “Qualified Holder” shall mean, collectively, such Qualified Holders.

(i)the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;
(ii)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(iii)unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;
(iv)references to any Person shall include such Person’s successors and permitted assigns;
(v)whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by “without limitation”; and
(vi)all capitalized terms used in this Agreement, and not defined, will have the meaning assigned to them in the Plan.
b)The following terms shall have the meanings ascribed to them as follows:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Annual CVR Payment” means, with respect to each of the following fiscal years, a payment on the EBITDAR-Linked CVR corresponding to such fiscal year as indicated in the table below; provided, that the Annual CVR Payment shall be reduced on the Final Class 6 Claims Reconciliation Date in accordance with Section 2.1(b):

Fiscal Year:	Annual Payment:
2027	$6.5 million
2028	$6.5 million
2029	$6.5 million

“Annual CVR Payment Conditions” has the meaning set forth in Section 2.3(a).
“Authorized Officer” means, the chief executive officer, chief financial officer, general counsel, any vice-president, treasurer or assistant treasurer or secretary or assistant secretary, or attorney-in-fact or other authorized officer of the Issuer, in each case, with legal authority to act on behalf of the Issuer.
“Business Day” means a day other than a Saturday, Sunday or legal holiday on which commercial banks and foreign exchange markets are not open for business in New York, New York, United States or São Paulo, State of São Paulo, Brazil.
“Business Plan” means the comprehensive business plan on file with the GUC Trustee as of the Effective Date.
“Business Plan Annual EBITDAR” means, with respect to each applicable fiscal year, the Issuer’s target EBITDAR for such fiscal year set forth in the Business Plan, which for the avoidance of doubt, means, with respect to each of the following fiscal years, the Issuer’s target EBITDAR corresponding to such fiscal year as indicated in the table below:

Fiscal Year:	Target Annual EBITDAR:
2027	BRL 8,549 million
2028	BRL 9,160 million
2029	BRL 9,537 million
“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Catch-up CVR Payment” has the meaning set forth in Section 2.3(b).
“CVR Payment” means any Annual CVR Payments and Catch-up CVR Payments.
“Distribution Date” means, for each fiscal year ending December 31, 2027, 2028, 2029 and 2030 (with respect to the fiscal year ending December 31, 2030, if any Unpaid Annual CVR Payment remains outstanding as of such fiscal year end), respectively, the Business Day that is fifteen (15) Business Days after the Notification Date for such fiscal year.
“EBITDAR” means Adjusted EBITDA reported by the Issuer and calculated using the same methodologies as used in the Business Plan and in accordance with accounting practices that are consistent with IFRS accounting standards for the four most recently completed fiscal quarters (and if financial statements are not available for the most recently completed fiscal quarter, then using the Company’s good-faith estimate of Adjusted EBITDA for such most recently completed fiscal quarter based on available monthly “flash” results). For the avoidance of doubt, Adjusted EBITDA shall (i) not deduct rent expense associated with capitalized lease liabilities, and (ii) as applicable, not be adjusted by non-recurring charges other than those that are specifically included in the calculation of Adjusted EBITDA in the Business Plan.
“EBITDAR-Linked CVR” has the meaning set forth in the Recitals.
“Expiration Date” has the meaning set forth in Section 2.7(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Class 6 Claims Reconciliation Date” shall mean the date upon which there are no Disputed Claims remaining in Class 6 of the Plan, which shall be no later than the date that is 60 calendar days following the Issue Date; provided, however, that the Final Class 6 Claims Reconciliation Date may be extended upon agreement by the Issuer and the Qualifying Holder.
“Governmental Authority” means, the government of the United States of America, Brazil, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GUC Trust” means the trust established for the benefit of the GUC Trust Beneficiaries on the Effective Date, in accordance with the Plan and pursuant to the GUC Trust Agreement, to receive, hold, and administer the GUC Trust Assets.
“GUC Trust Beneficial Interest” means a beneficial interest in the GUC Trust.

“GUC Trustee” means, in its capacity as such, (x) initially U.S. Bank Trust National Association, as GUC Trustee under the GUC Trust Agreement, and (y) any successor or replacements duly appointed under the terms of the GUC Trust Agreement.
“GUC Trust Agreement” means that certain General Unsecured Claims Trust Agreement of even date herewith by and between Azul S.A., and its affiliated debtors and debtors-in-possession and the GUC Trustee.
“GUC Trust Oversight Board” means that certain “GUC Trust Oversight Board” as appointed pursuant to Article 8.1 of the GUC Trust Agreement.
“GUC Trust Assets” means, collectively, (i) the GUC Trust Cash, (ii) the GUC Warrants, and (iii) the EBITDAR-Linked CVR.
“Issue Date” means the date first written above.
“Issuer” has the meaning set forth in the Preamble.
“Maximum CVR Amount” has the meaning set forth in Section 2.1(d).
“Minimum Cash Amount” means, as of the final date of any applicable fiscal year, the Issuer’s Unrestricted Cash balance equals or exceeds the projected Unrestricted Cash amount for such fiscal year, as reflected in the table below, provided, that if any Unpaid Annual CVR Payment remains outstanding as of the final date of the fiscal year ending December 31, 2030, the Minimum Cash Amount shall be the same as for fiscal year 2029, provided, further, that the Unrestricted Cash amount for such fiscal year, as set forth below, shall be adjusted to reflect the actual amount of TAP Bond (as defined in the Disclosure Statement) proceeds received, as compared to the amount assumed in the Business Plan, by the Reorganized Debtors as of such date (if any), provided, further, that the determination of the Unrestricted Cash balance as of such date shall be subject to certain working capital protections as set forth in Section 2.8.

Fiscal Year:	Minimum Cash Amount:
2027	BRL 3,238 million
2028	BRL 5,122 million
2029	BRL 6,967 million
“Minimum Cash Test” has the meaning set forth in Section 2.3(a)(ii).
“Net Debt” means, at the time of determination, the aggregate outstanding principal amount of financial debt plus the present value of capitalized lease liabilities, minus Unrestricted Cash. The present value of lease liabilities shall reflect the capitalized lease liabilities as reported on the Issuer’s balance sheet for the applicable period. For the avoidance of doubt, Net Debt shall be calculated after giving effect to issuance of the Exit Financing, repayment in full of the DIP Facility and the cancellation or payment of any other indebtedness on or before the Plan Effective Date pursuant to the Plan.
“Net Leverage Ratio” means the ratio of Net Debt to EBITDAR.
“Net Leverage Test” means, as of the final date of the fiscal year, the Reorganized Debtors shall have a Net Leverage Ratio that is at or below the ratios as reflected in the table below, provided, that the calculation of any Net Leverage Ratio shall be adjusted for the actual amount of TAP Bond (as defined in the Disclosure Statement) proceeds received, as compared to the amount assumed in the Business Plan, by the Reorganized Debtors as of the final date of the applicable fiscal year date (if any), without double counting; provided, further, that if any Unpaid Annual CVR Payment remains outstanding as of the final date of the fiscal year ending December 31, 2030, the Net Leverage Test shall be the same as for fiscal year 2029:

Fiscal Year:	Net Leverage Test:
2027	2.48x
2028	2.00x
2029	1.68x
“Notification Date” means the date that is not later than fifteen (15) days after the Issuer delivers or makes publicly available, pursuant to Section 2.4(a) or otherwise, annual audited financial statements for the fiscal years ending December 31, 2027, 2028, 2029 or 2030 (with respect to the fiscal year ending December 31, 2030, solely if any Unpaid Annual CVR Payment remains outstanding as of such fiscal year end), as applicable.
“Payment Deadline” has the meaning set forth in Section 2.4(b)(i).
“Person” means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Record Date” means, with respect to any Distribution Date, the close of business on the Business Day immediately prior to such Distribution Date.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means with respect to any Person, (i) any corporation, association or other business entity of which 50% or more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof) or (ii) any other corporation, association or other business entity that is combined or consolidated in accordance with Brazilian GAAP with such Person for purposes of general financial reporting. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.
“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, levies, governmental fees or other like assessments or charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case, imposed by a Governmental Authority.
“Unrestricted Cash” means aggregate unrestricted cash and cash equivalents.
“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the board of directors (or equivalent governing body) of such Person. The term “normally entitled” means without regard to any contingency.
ARTICLE II
CONTINGENT VALUE RIGHT
Section 2.1 Issuance of EBITDAR-Linked CVR

(a)The Issuer shall issue a single EBITDAR-Linked CVR to the Qualifying Holder pursuant to the terms of the Plan and this Agreement at the time and in the manner set forth herein.

(b)On the Final Class 6 Claims Reconciliation Date, the Annual CVR Payment shall be reduced on a pro rata basis by the Cash-Out Percentage (as defined in the Plan); provided, that such reduction shall be made in consultation with the Qualifying Holder.
(c)On the Issue Date, the Qualifying Holder shall receive the EBITDAR-Linked CVR to be held in the GUC Trust.
(d)For the avoidance of doubt, in no event shall the total face amount, or payments made on account, of the EBITDAR-Linked CVR issued pursuant to this Agreement exceed U.S. $19.5 million in the aggregate (the “Maximum CVR Amount”); provided, that on the Final Class 6 Claims Reconciliation Date, the Maximum CVR Amount shall be adjusted to an amount equal to the aggregate amount of Annual CVR Payments, as reduced pursuant to Section 2.1(b), that could be received by the Qualifying Holder pursuant to this Agreement.
(e)The EBITDAR-Linked CVR shall represent the contractual right of the Qualifying Holder to receive, in respect of the EBITDAR-Linked CVR held in the GUC Trust by the Qualifying Holder for the benefit of the GUC Trust Beneficiaries, cash payments, if and when payable, pursuant to this Agreement.
(f)The Qualifying Holder shall furnish or cause to be furnished to the Issuer (in such form as the Issuer requires) such information as required for the Issuer to make distributions of amounts payable on account of a CVR Payment, including, but not limited to, a completed Form W-8 or Form W-9, as applicable, and/or any other applicable tax forms for the Qualifying Holder.
(g)For the avoidance of doubt, the issuance of the EBITDAR-Linked CVR shall not reduce the Plan Equity Value.
Section 2.2 Transferability.
(a)The EBITDAR-Linked CVR may be transferred only to a person or entity (i) that was a Backstop Commitment Party as of the Effective Date, (ii) that is a holder of a GUC Trust Beneficial Interest as of the date of such transfer, (iii) that, with respect to the foregoing clauses (i) through (ii), is an Affiliate of any such person or entity, (iv) a successor to the GUC Trustee duly appointed pursuant the GUC Trust Agreement, in its capacity as GUC Trustee on behalf of the GUC Trust Beneficiaries, or (v) any other person or entity with the prior written consent of the Issuer, not to be unreasonably withheld, conditioned or delayed (each, a “Permitted Transferee”). In the event of any transfer pursuant to this Section 2.2, the Qualifying Holder(s) shall provide advance written notice of such transfer to the Issuer. For the avoidance of doubt, any Permitted Transferee that becomes a Qualifying Holder shall be subject to the rights and obligations of a Qualifying Holder as set forth in this Agreement. Any transfer of the EBITDAR-Linked CVR that does not satisfy the requirements set forth in this Section 2.2, including the requirement for the Qualifying Holder(s) to provide advance written notice of such transfer, shall be void ab initio.
(b)In the event that two or more parties become Qualifying Holders of the EBITDAR-Linked CVR pursuant to this Section 2.2, the Issuer may, in consultation with such Qualifying Holders, appoint an agent reasonably acceptable to such Qualifying Holders, such consent not to be unreasonably withheld, to act as agent for the Qualifying Holders on customary terms and conditions agreed to by the Issuer and the Qualifying Holders. If an agent is appointed, the Issuer and the Qualifying Holders may, subject to Article III hereof, amend this Agreement to incorporate such agreed terms and conditions.
Section 2.3 Payment Entitlement.
(a)Annual CVR Payment Entitlement. The Qualifying Holder will be entitled to receive a cash payment in U.S. Dollars on the Distribution Date for each Notification Date for each fiscal year ending December 31, 2027, 2028 and 2029, without interest, equal to the applicable Annual CVR Payment for the applicable fiscal year, subject to satisfaction of each of the following conditions precedent (the “Annual CVR Payment Conditions”):

(i)realized EBITDAR for the applicable fiscal year is at least 100% of the Business Plan Annual EBITDAR for such fiscal year;
(ii)the Issuer satisfies the Minimum Cash Amount for the applicable fiscal year (the “Minimum Cash Test”); and
(iii)the Issuer satisfies the Net Leverage Test for the applicable fiscal year.
(b)Catch-up CVR Payment Entitlement. In the event that the Annual CVR Payment is not payable for a given fiscal year as a result of a failure to satisfy the Minimum Cash Test and/or the Net Leverage Test (such amount an “Unpaid Annual CVR Payment”), then so long as any such Unpaid Annual CVR Payment shall remain outstanding, each of the Minimum Cash Amount and/or the Net Leverage Ratio (as applicable) shall thereafter be calculated by the Issuer and delivered to the Qualifying Holder on the immediately succeeding Notification Date and satisfaction of the Minimum Cash Test and the Net Leverage Test will be measured as of the final date of each fiscal year ending thereafter (until and including the fiscal year ending December 31, 2030, so long as any Unpaid Annual CVR Payment remains outstanding as of such fiscal year end); provided, that for purposes of the foregoing, the Minimum Cash Amount and Net Leverage Ratio shall each be calculated after giving effect to the amount of any Unpaid Annual CVR Payment. If the Issuer satisfies the Minimum Cash Test and the Net Leverage Test for the applicable fiscal year as provided in the immediately preceding sentence, then the Qualifying Holder will be entitled to receive, on the first Distribution Date immediately following the applicable Notification Date, a cash payment in U.S. Dollars, without interest, equal to the Unpaid Annual CVR Payment for the relevant fiscal year (such entitlement, a “Catch-up CVR Payment”); provided, that with respect to any Unpaid Annual CVR Payment for the fiscal year ending December 31, 2027, no Catch-up CVR Payment shall be payable beyond the fiscal year ending December 31, 2029.2
(c)Determination of Payments. Any determinations to be made in relation to payment entitlements as described in this Section 2.3 shall be made by the Issuer in accordance with the terms of this Agreement.
(d)Distribution of Payments to GUC Trust Beneficiaries. All cash payments in respect of the EBITDAR-Linked CVR as described under this Section 2.3 shall be held by the GUC Trust and distributed to GUC Trust Beneficiaries in accordance with the terms of the Plan and GUC Trust Agreement.
Section 2.4 Funding and Payment Procedures.
(a)Reporting. The Issuer shall deliver to the Qualifying Holder, no later than one hundred twenty (120) days following the end of the fiscal years ending on each of December 31, 2027, 2028, 2029 and 2030 (with respect to the fiscal year ending December 31, 2030, solely if any Unpaid Annual CVR Payment remains outstanding as of such fiscal year end), (1) copies of the Issuer’s audited financial statements for the immediately preceding fiscal year, and (2) a certificate of an Authorized Officer that includes a calculation in reasonable detail of EBITDAR for such fiscal year, the Minimum Cash Amount and the Net Leverage Test, and the Issuer’s compliance with and/or satisfaction of the Annual CVR Payment Conditions, which shall, for the avoidance of doubt, be calculated on the basis of the annual audited financial statements for such fiscal year. With respect to any such annual audited financial statement that is not publicly available, prior to reviewing such annual audited financial statement, the Qualifying Holder shall be required to execute a non-disclosure agreement in form and substance reasonably acceptable to the Issuer, which non-disclosure statement shall for the avoidance of doubt not include any blow-out provision.
2     By way of an illustrative example: The Company achieved the EBITDA target for year 1 but did not achieve either or both the Minimum Cash Requirement and Net Leverage Test in year 1 (the Unpaid Fiscal Year). For year 2, the Company achieved the EBITDA and Minimum Cash Requirement and Net Leverage Test, therefore granting payment of the year 2 Annual CVR Payment. In year 2, the Company would also retest the Minimum Cash Requirement and Net Leverage Test with respect to year 2 as if the year 1 Annual CVR Payment had been paid. If such pro forma Minimum Cash Requirement and Net Leverage Test is passed, the Company will pay the year 1 Annual CVR Payment in year 2.

(b)Payment to Qualifying Holder.
i)In the event that the Issuer satisfied the Annual CVR Payment Conditions and an Annual CVR Payment or a Catch-up CVR Payment is payable pursuant to Section 2.3, then the Issuer shall, on the applicable Distribution Date (such date, the “Payment Deadline”), deliver to the Qualifying Holder, by wire transfer to such account of the Qualifying Holder as the Qualifying Holder shall previously have notified to the Issuer, immediately available cash funds equal to the applicable CVR Payment for the applicable fiscal year, subject to applicable withholding or deduction in accordance with Section 2.5.
ii)Any determinations made by the Issuer pursuant to this Section 2.4(b) shall be final and binding on the Issuer and the Qualifying Holder. The Issuer shall confirm each payment to the Qualifying Holder no later than one (1) Business Day prior to the applicable Payment Deadline, by email.
Section 2.5 No Additional Payments.
All amounts payable hereunder, including in respect of the EBITDAR-Linked CVR, shall be without gross up for any withholding, deduction, or other Tax required under applicable law. If any deduction or withholding on account of any Tax is required by applicable tax law to be made in respect of any such payments, the Issuer shall be entitled to withhold or deduct such Tax and remit the full amount of such Tax to the applicable Governmental Authority and to pay the net amount remaining as provided hereunder. Amounts so withheld or deducted and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. The parties hereto shall use commercially reasonable efforts to cooperate to reduce or eliminate any such deduction and withholding, and for purposes of determining the appropriate Brazilian withholding tax treatment, the Issuer may also request a tax residency statement or other reasonable documentation from the Qualifying Holder.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Issuer; No Monitoring Rights.
(a)The EBITDAR-Linked CVR shall not represent any equity, stock or other ownership interest and shall not have any voting or dividend or any other distribution rights in the Issuer, any Subsidiary or any Affiliate of the Issuer or any other Person.
(b)Interest shall not accrue on any amounts payable with regards to the EBITDAR-Linked CVR to the Qualifying Holder.
(c)The Qualifying Holder shall not have any monitoring, information or any similar rights in respect of the EBITDAR-Linked CVR or any calculations related thereto, except as provided pursuant to Section 2.4(a).
Section 2.7 Expiration Date.
(a)The EBITDAR-Linked CVR shall automatically expire and this Agreement shall terminate immediately upon the earlier of (1) the Distribution Date for the fiscal year ending December 31, 2030, provided that, if there is no potential Catch-up CVR Payment payable in the fiscal year ending December 31, 2030, then this EBITDAR-Linked CVR shall automatically expire and this Agreement shall terminate immediately upon the Distribution Date for the fiscal year ending December 31, 2029 and (2) the receipt by the Qualifying Holder of the Maximum CVR Amount (the “Expiration Date”).
(b)Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall remain in full force and effect until all amounts owed by the Issuer to the Qualifying Holder on account of the EBITDAR-Linked CVR have been distributed to the Qualifying Holder.

Section 2.8 Operations; Minimum Cash Amount.
The Debtors shall not take or omit to take any action for the sole purpose of avoiding or delaying the payment of any CVR Payment that would otherwise be payable hereunder. For the avoidance of doubt, any claim for breach arising under this Agreement shall comply with Section 8.4.3 of the Trust Agreement.
ARTICLE III
AMENDMENTS
Section 3.1 Amendments with Consent of Qualifying Holder. With the consent of the Qualifying Holder (if the Qualifying Holder is the GUC Trustee, acting at the direction of the GUC Trust Oversight Board as appointed pursuant to the GUC Trust Agreement), the Issuer and the Qualifying Holder may make amendments to this Agreement, provided that in the event that two or more parties become Qualifying Holders, any amendment to this Agreement shall require the consent of the Issuer and the Qualifying Holders representing a majority of the beneficial interests of the EBITDAR-Linked CVR.

Section 3.2 Effect of Amendments.

Upon the execution of any amendment under this Article III, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes, and the Qualifying Holder and the Issuer shall be bound thereby.
ARTICLE IV
OTHER PROVISIONS OF GENERAL APPLICATION
Section 4.1 Notices to the Issuer and the Qualifying Holder.

(a)Any notice provided by the Issuer to the Qualifying Holder hereunder shall be written in English or accompanied by a certified translation from its original language into English. All notices hereunder to the parties hereto shall be deemed to have been given (i) when delivered, if delivered in person or by courier service, (ii) three Business Days after being deposited in the mail, if sent by certified or registered mail, postage prepaid, or (iii) when received, if sent by email, in each case addressed to any party hereto as follows:

Issuer:

Azul S.A.
Edifício Jatobá, 8th floor, Castelo Branco Office Park Avenida Marcos Penteado de Ulhôa Rodrigues, 939 Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil Fax: +55 11 4134-9890
Attention : Raphael Linares Felippe
Email : raphael.linares@voeazul.com.br

With a copy, which copy shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention : Timothy Graulich, Joshua Y. Sturm, Stephen Piraino, Jarret Erickson and
Richard J. Steinberg
Email : timothy.graulich@davispolk.com,         joshua.sturm@davispolk.com,     stephen.piraino@davispolk.com,     jarret.erickson@davispolk.com,     richard.steinberg@davispolk.com

    Qualifying Holder:

U.S. Bank Trust National Association
Attn: Dave Diaz
1025 Connecticut Ave. NW, Ste. 510
Washington, D.C. 20035
Email: dave.diaz@usbank.com
With a copy, which copy shall not constitute notice, to:

Faegre Drinker Biddle & Reath LLP
Attn: Laura E. Appleby
1177 Avenue of the Americas, 43rd Fl.
New York, NY 10036
Email: laura.appleby@faegredrinker.com

or at any other address of which either of the foregoing shall have notified the other in writing.
(b)Where this Agreement provides for notice to the Qualifying Holder, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and delivered to the Qualifying Holder, at its address (or email address) as it appears in this Section 4.1(a), not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. The Qualifying Holder, by its acceptance of the EBITDAR-Linked CVR, agrees to promptly notify the Issuer of any change in the Qualifying Holder’s address (or email address) as it appears in this Section 4.1(a).

Section 4.2 Effect of Headings; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
Section 4.3 Successors and Assigns.

All covenants and agreements in this Agreement by any party hereto shall bind and inure to the benefit of its successors and permitted assigns, whether so expressed or not.
Section 4.4 Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their successors and permitted assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and permitted assigns.
Section 4.5 Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, U.S.A. AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED IN CONNECTION WITH A PROCEEDING, EACH OF THE ISSUER AND THE QUALIFYING HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EBITDAR-LINKED CVR OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.6 Consent to Service.

The Issuer has appointed Cogency Global, Inc., presently located at 122 East 42nd Street, 18th Floor, New York, NY 10068, United States, as authorized agent for service of process in any legal action or proceeding arising out of or relating to this Agreement or the EBITDAR-Linked CVR brought in any federal or state court in the Borough of Manhattan, the City of New York, State of New York, for a term equal to the term of the EBITDAR-Linked CVR.

Section 4.7 Consent to Jurisdiction.

Each party irrevocably consents and submits to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, any appellate court from any thereof, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought by the Qualifying Holder in connection with this Agreement or the EBITDAR-Linked CVR, hereby waiving their right to any other jurisdiction that may correspond to them by virtue of their current or future domiciles or otherwise. Each party irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Agreement or the EBITDAR-Linked CVR in such courts on the grounds of venue or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each party agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding and may be enforced in any court to the jurisdiction of which the condemned party is subject by a suit upon such judgment; provided that service of process is effected upon the defendant in the manner provided by this Agreement.
Section 4.8 Judgment Currency.

The Issuer agrees, to the fullest extent that it may effectively do so under applicable law, and as an additional obligation hereunder, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due at the Distribution Date, if any, on the EBITDAR-Linked CVR in U.S. Dollars into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate of exchange prevailing at which the Qualifying Holder could purchase in full the sum due in U.S. Dollars on the London foreign exchange markets, in accordance with normal banking procedures, on the first Business Day following receipt of payment in the Judgment Currency and (b) its obligations under this Agreement to make payments in U.S. Dollars (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with subsection (a)), in any currency other than U.S. Dollars, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of U.S. Dollars expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in U.S. Dollars the amount, if any, by which such actual receipt shall fall short of the full amount of U.S. Dollars so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Agreement.

Section 4.9 Provisions Binding on Successors.

All the covenants, stipulations, promises and agreements of the Issuer contained in this Agreement shall bind its successors and assigns whether so expressed or not.

Section 4.10 Official Acts by Successor Corporation.

Any act or proceeding by any provision of this Agreement authorized or required to be done or performed by any board, committee or officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation that shall at the time be the lawful sole successor of the Issuer.

Section 4.11 Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 4.12 Entire Agreement.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the EBITDAR-Linked CVR. With regard to the Issuer and the Qualifying Holder, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Plan, this Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article III. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Azul S.A. as Issuer
By:	/s/ John Peter Rodgerson
Name: John Peter Rodgerson
Title: Chief Executive Officer

GUC Trust as Qualifying Holder
By:	/s/ Dave Diaz
Name: Dave Diaz
Title: Vice President, U.S. Bank Trust National Association

GUC Trust
as Qualifying Holder

By: ______________________________________
Name:
Title: